Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 18, 2013, except for the matter described in the penultimate paragraph of Management’s Report on Internal Control over Financial Reporting, as to which the date is September 30, 2013, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Apricus Biosciences, Inc.’s Annual Report on Form 10-K/A (Amendment No. 1) for the year ended December 31, 2012. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Diego, California

October 10, 2013